EXHIBIT 17(D)(3)



 TRANSWORLD                     555 Madison Avenue - 30th Floor
 HEALTHCARE                            New York, New York 10022
                                                 (212) 750-0064
                                            Fax: (212) 750-7221


For Further Information, Contact:
Wayne A. Palladino, Chief Financial Officer (914) 345-8880 OR
Susan J. Lewis, Public and Investor Relations (303) 804-0494

FOR IMMEDIATE RELEASE
OCTOBER 1, 1997

            TRANSWORLD HEALTHCARE, INC. COMPLETES HEALTH MANAGEMENT, INC. MERGER; SIMULTANEOUSLY SELLS HEALTH MANAGEMENT, INC.
                          ASSETS TO COUNSEL CORPORATION

     NEW YORK . . . October 1, 1997 . . . Transworld HealthCare, Inc. (Nasdaq National Market: TWHH, TWHHW) announced today that it has completed its previously announced merger with Health Management, Inc. ("HMI" - Nasdaq Small
Cap: HMIS), and HMI has become a wholly owned subsidiary of Transworld. Under the terms of the merger, HMI stockholders will be entitled to receive $0.30 in cash for each share of HMI Common Stock.

     Concurrently with the close of the merger, Transworld also completed the previously reported sale of substantially all the assets of HMI to Counsel Corporation (TSE:CXS/NASDAQ:CXSNF). HMI will be integrated into Counsel Corp.'s subsidiary, Stadtlander Drug Co., Inc. Additional details of either transaction were not disclosed.

     The HMI merger and asset sale represent major steps taken by Transworld to sell off its non-core business assets. Transworld has been engaged in this restructuring process throughout the second half of fiscal 1997.

     Transworld HealthCare, Inc. is a regional provider of a broad range of alternate site healthcare services and products. It also operates a specialized mail order pharmacy and provides medical supplies to patients nationwide. The Company's United Kingdom based subsidiary, Transworld HealthCare (UK) Limited, with 70 locations, provides respiratory therapy, medical supplies and nursing services throughout the UK.

    Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed or estimated.